Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Calendar Year 2015 Results

- Revenues: $1.28 billion for fourth quarter; $5.09 billion for calendar year 2015 (twelve months ended January 1, 2016)
- Operating Income: $102 million for fourth quarter; $298 million for calendar year 2015
- Diluted Earnings per Share from Continuing Operations: $1.72 for fourth quarter; $3.19 for calendar year 2015
- Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.78 for fourth quarter; $2.89 for calendar year 2015
- Cash Flows Provided by Operating Activities from Continuing Operations: $32 million for fourth quarter; $410 million for calendar year 2015
- New Bookings: $0.71 billion (book-to-bill ratio of 0.55) for fourth quarter; $7.16 billion (book-to-bill ratio of 1.41) for calendar year 2015

RESTON, Va., February 18, 2016–Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the fourth quarter and calendar year 2015.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “I am pleased with our fourth quarter results and with a strong close to a very successful year for the Company. Our focus on optimizing the Leidos Platform—our people, capabilities and cost structure—enabled us to deliver competitively priced, innovative solutions to a broader set of customers, resulting in more than $400 million cash generated from continuing operations in the year, and a return to revenue and profit growth."
Fourth Quarter Summary Results
Revenues for the quarter were $1.28 billion, compared to $1.17 billion in the prior year, an increase of 10 percent.
Operating income from continuing operations for the quarter was $102 million compared to $37 million in the prior year. The prior year quarter included a non-cash asset impairment charge of $40 million related to the sale of the Plainfield Renewable Energy facility ("Plainfield").
Diluted earnings per share ("EPS") from continuing operations for the quarter was $1.72, compared to $0.35 in the prior year. The increase of $1.37 is mainly attributable to an increase in other income due to an $82 million gain recognized on the sale of the remaining building and land associated with the Company's former headquarters.
Non-GAAP diluted EPS from continuing operations for the quarter was $0.78 compared to $0.69 in the prior year. The diluted share count for the quarter was 74 million, down by 1 percent from 75 million in the prior year.
In March 2015, the Company announced a change in its fiscal year end from the Friday nearest the end of January to the Friday nearest the end of December. The quarterly results are for the three months ended January 1, 2016, whereas the results for the prior period are for the three months ended January 30, 2015. The calendar year 2015 results are for the twelve months beginning January 3, 2015 and ending January 1, 2016, which includes the last month of the prior fiscal year, whereas the results for the prior fiscal year are for the twelve months beginning February 1, 2014 and ending January 30, 2015.

Fourth Quarter Segment Operating Results

	Three Months Ended
	January 1, 2016	January 30, 2015	Revenue Change
	(in millions)
Revenues:
National Security Solutions	$848	$819	4%
Health and Engineering	432	359	20%
Corporate and Other	1	(9)	NM
Total	$1,281	$1,169	10%

			Operating Margin
Operating income (loss):			CY 2015	FY 2015
National Security Solutions	$65	$59	7.7%	7.2%
Health and Engineering	46	(17)	10.6%	(4.7)%
Corporate and Other	(9)	(5)	NM	NM
Total	$102	$37	8.0%	3.2%

NM - Not meaningful
National Security Solutions
National Security Solutions revenues for the quarter increased $29 million, or 4 percent, compared to the fourth quarter of the prior year. The revenue growth was primarily attributable to an increase in our revenues associated with the United Kingdom Ministry of Defense program, partially offset by a reduction in contract activities associated with Overseas Contingency Operations ("OCO Contracts"). Excluding the revenue declines associated with OCO Contracts, revenue for the National Securities Solutions segment increased 7.5 percent. OCO Contracts contributed approximately $46 million in revenues for the quarter, down from $73 million in the fourth quarter of the prior year.
National Security Solutions operating income margin for the quarter was 7.7 percent, up from 7.2 percent in the fourth quarter of the prior year primarily due to improved program performance.
Health and Engineering
Health and Engineering revenues for the quarter increased $73 million, or 20 percent, compared to the fourth quarter of the prior year. The revenue growth reflects an increase in the engineering design build business revenues, higher sales in federal health due our new Electronic Health Record system modernization program, as well as an increase in our security products business. These increases were partially offset by decreased sales volumes in our commercial health business.
Health and Engineering operating income for the quarter was $46 million compared to an operating loss of $17 million in the fourth quarter of the prior year. Excluding the prior year non-cash asset impairment charge of $40 million related to the sale of Plainfield, operating income benefited from higher profit margins on security products sales and reduced indirect expenses.
Calendar Year 2015 Summary Results
Revenues for calendar year 2015 were $5.09 billion, compared to $5.06 billion in the prior fiscal year.
Operating income from continuing operations for calendar year 2015 was $298 million, compared to an operating loss from continuing operations of $214 million in the prior fiscal year. The prior fiscal year operating loss was primarily due to a $486 million goodwill impairment charge.
Diluted EPS from continuing operations for calendar year 2015 was $3.19, compared to a diluted loss per share of $4.46 for the prior fiscal year. Diluted EPS for calendar year 2015 benefited from an increase in other income due to a gain recognized on the sale of the remaining building and land associated with the Company's former headquarters. Diluted loss per share for the prior fiscal year reflects the impact of the goodwill impairment charge discussed above. The diluted share count was 74 million for both calendar year 2015 and the prior fiscal year.
Non-GAAP diluted EPS from continuing operations for calendar year 2015 was $2.89, compared to $2.56 in the prior fiscal year.
National Security Solutions
National Security Solutions revenues for calendar year 2015 decreased $127 million, or 4 percent, compared to the prior fiscal year. The revenue contraction was primarily attributable to a reduction in contract activities associated with OCO Contracts, partially offset by an increase in our revenues associated with the United Kingdom Ministry of Defense program. Excluding the revenue declines associated with OCO Contracts, revenue for the National Securities Solutions segment increased 2 percent. OCO Contracts contributed approximately $195 million in revenues for calendar year 2015, down from $382 million in the prior fiscal year.
National Security Solutions operating income margin for both years was 8.0 percent.
Health and Engineering
Health and Engineering revenues for calendar year 2015 increased $129 million, or 9 percent, compared to the prior fiscal year. The revenue growth reflects an increase in the engineering design build business revenues, higher sales in federal health due to our new Electronic Health Record system modernization program, as well as an increase in our security products business. These increases were partially offset by decreased sales volumes in our commercial health business.
Health and Engineering operating income for calendar year 2015 was $45 million compared to an operating loss of $472 million in the prior fiscal year. Excluding the prior fiscal year goodwill impairment charge of $486 million, operating income benefited from higher profit margins on security products sales and reduced indirect expenses.
Cash Flow Summary
Cash flows provided by operating activities of continuing operations for the quarter was $32 million. Cash flows benefited in the quarter from timing of vendor payments.
Cash flows provided by investing activities for the quarter was $56 million, primarily due to $70 million of proceeds from the sale of the remaining building and land associated with the Company's former headquarters.
Cash flows used in financing activities for the quarter was $67 million, primarily due to cash dividends of $46 million. This quarter included an extra dividend payment from the dividend declared on December 4, 2015, and paid on December 30, 2015.
Cash flows provided by operating activities of continuing operations for calendar year 2015 was $410 million. Cash flows benefited in calendar year 2015 from better net working capital management primarily from improvements in collections from customers and timing of vendor payments.
Cash flows provided by investing activities for calendar year 2015 was $64 million, primarily due to $70 million of proceeds from the sale of the Company's former headquarters and $27 million received from the disposition of our equity interest in Plainfield.
Cash flows used in financing activities for calendar year 2015 was $296 million, primarily due to $100 million to repurchase shares of our stock, cash dividends of $117 million and repayment and retirement of debt of $58 million.
As of January 1, 2016, the Company had $656 million in cash and cash equivalents and $1.1 billion in long-term debt.
New Business Awards
New business bookings totaled $0.71 billion in the fourth quarter of calendar year 2015 and $7.16 billion for calendar year 2015, representing a book-to-bill ratio of 0.55 and 1.41 for the fourth quarter and calendar year 2015, respectively.

Notable recent awards received include:

•
U.S. Army: The Company was awarded a prime contract by the U.S. Army to design, produce, integrate and test for the Airborne Reconnaissance Low-Enhanced program of record. The single-award indefinite-delivery/indefinite-quantity ("IDIQ") contract has a five-year period of performance and a total ceiling value of $661.8 million.

•
U.S. Special Operations Command: The Company was awarded a prime contract by the U.S. Special Operations Command ("USSOCOM") to provide intelligence, surveillance and reconnaissance solutions in support of USSOCOM special operations forces acquisition, technology and logistics. The multiple-award IDIQ, firm fixed-price and cost-plus fixed-fee contract has a five-year base period of performance and a total contract ceiling of $750 million for all awardees. Leidos is one of four awardees eligible to compete for task orders under the contract.

•
National Institutes of Health: The Company was awarded a task order by the National Institutes of Health ("NIH") to provide software development and technical support to the NIH Center for Scientific Review. The single-award firm fixed-price follow-on contract has a six-month base period of performance, nine six-month options and a total contract value of $17 million if all options are exercised.

•
Intelligence Community: The Company was awarded contracts valued at $127 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog of signed business orders at the end of calendar year 2015 was $9.9 billion, of which $2.5 billion was funded. As compared to the end of fiscal year 2015, total backlog increased 27 percent and funded backlog decreased 5 percent. The increase in total backlog is primarily due to the United Kingdom Ministry of Defense award received during calendar year 2015. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
Forward Guidance
The Company's outlook for fiscal year 2016 is being presented based on a 12-month period from January 2, 2016, to December 30, 2016, as follows:

•	Revenues of $5.1 billion to $5.3 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.75 to $2.95; and

•	Cash flows provided by operating activities from continuing operations at or above $275 million.
Fiscal year 2016 guidance excludes the impact of the potential transaction with Lockheed Martin and any other future acquisitions, divestitures and other non-ordinary course items.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on February 18, 2016. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering passcode 13629866.
About Leidos
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 18,000 employees support vital missions for government and commercial customers, develop innovative solutions to drive better outcomes and defend our digital and physical infrastructure from 'new world' threats.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; factors relating to the satisfaction of the conditions to the proposed transaction with Lockheed Martin, including regulatory approvals and the required approvals of our stockholders; our and Lockheed Martin's ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction with Lockheed Martin; the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the transaction with Lockheed Martin within the expected time-frames or at all; the integration of the Information Systems & Global Solutions business being acquired from Lockheed Martin being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the proposed transaction in customer, supplier and other business relationships; general market perception of the proposed transaction with Lockheed Martin; exposure to lawsuits and contingencies associated with Lockheed Martin’s Information Systems & Global Solutions business; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.

All information in this release is as of February 18, 2016. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa Koskovich
571.526.6404	571.526.6850
kelly.p.hernandez@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 1, 2016	January 30, 2015	January 1, 2016	January 30, 2015
Revenues	$1,281	$1,169	$5,086	$5,063
Costs and expenses:
Cost of revenues	1,124	1,017	4,468	4,392
Selling, general and administrative expenses	53	71	232	310
Bad debt expense	(1)	2	9	5
Goodwill impairment charges	—	—	—	486
Asset impairment charges	—	40	73	81
Separation transaction and restructuring expenses	3	2	6	3
Operating income (loss)	102	37	298	(214)
Non-operating income (expense):
Interest expense, net	(12)	(17)	(54)	(74)
Other income, net	83	4	84	5
Income (loss) from continuing operations before income taxes	173	24	328	(283)
Income tax (expense) benefit	(46)	2	(92)	(47)
Income (loss) from continuing operations	127	26	236	(330)
Discontinued operations:
Loss from discontinued operations before income taxes	(1)	(1)	(1)	(13)
Income tax benefit	1	19	19	20
Income from discontinued operations	—	18	18	7
Net income (loss)	$127	$44	$254	$(323)
Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$1.76	$0.36	$3.23	$(4.46)
Income from discontinued operations	—	0.24	0.25	0.10
	$1.76	$0.60	$3.48	$(4.36)
Diluted:
Income (loss) from continuing operations	$1.72	$0.35	$3.19	$(4.46)
Income from discontinued operations	—	0.24	0.24	0.10
	$1.72	$0.59	$3.43	$(4.36)
Weighted average number of common shares outstanding:
Basic	72	73	73	74
Diluted	74	75	74	74

Cash dividends declared per share	$0.32	$0.32	$1.28	$1.28

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	January 1, 2016	January 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$656	$443
Receivables, net	921	896
Inventory, prepaid expenses and other current assets	216	273
Assets of discontinued operations	—	6
Total current assets	1,793	1,618
Property, plant and equipment, net	142	308
Goodwill and intangible assets, net	1,232	1,244
Deferred income taxes	8	14
Other assets	202	97
	$3,377	$3,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$769	$675
Accrued payroll and employee benefits	268	264
Notes payable and long-term debt, current portion	2	2
Liabilities of discontinued operations	1	10
Total current liabilities	1,040	951
Notes payable and long-term debt, net of current portion	1,086	1,164
Other long-term liabilities	183	168
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at January 1, 2016 and January 30, 2015	—	—
Common stock, $.0001 par value, 500 million shares authorized, 72 million and 74 million shares issued and outstanding at January 1, 2016 and January 30, 2015, respectively	—	—
Additional paid-in capital	1,353	1,433
Accumulated deficit	(277)	(424)
Accumulated other comprehensive loss	(8)	(11)
Total stockholders’ equity	1,068	998
	$3,377	$3,281

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Twelve Months Ended
	January 1, 2016	January 30, 2015	January 1, 2016	January 30, 2015
Cash flows from operating activities of continuing operations:
Net income (loss)	$127	$44	$254	$(323)
Income from discontinued operations	—	(18)	(18)	(7)
Adjustments to reconcile net income (loss) to net cash provided by continuing operations:
Depreciation and amortization	9	12	44	62
Stock-based compensation	8	9	31	42
Goodwill impairment charges	—	—	—	486
Asset impairment charges	—	40	73	81
Restructuring charges	3	2	5	3
Gain on a real estate sale	(82)	—	(82)	—
Bad debt expense and other	(3)	(1)	3	5
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(70)	133	75	162
Inventory, prepaid expenses and other current assets	8	(8)	(14)	(12)
Income taxes receivable/payable	(9)	(71)	(37)	(87)
Deferred income taxes	41	10	49	56
Other assets	(35)	4	(44)	2
Accounts payable and accrued liabilities	30	(32)	101	(43)
Accrued payroll and employee benefits	—	(24)	(26)	(21)
Other long-term liabilities	5	2	(4)	(10)
Total cash flows provided by operating activities of continuing operations	32	102	410	396
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(12)	(3)	(27)	(29)
Acquisitions of businesses, net of cash acquired	(2)	—	(2)	—
Payments on accrued purchase price related to prior acquisition	—	—	(13)	—
Proceeds from sale of assets	70	—	79	—
Proceeds from disposition of business, net of cash sold of $2 million	—	—	27	—
Proceeds from U.S. Treasury cash grant	—	—	—	80
Total cash flows provided by (used in) investing activities of continuing operations	56	(3)	64	51
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(13)	(73)	(62)	(177)
Payments on real estate financing transaction	(8)	—	(8)	—
Sales of stock and exercises of stock options	2	1	6	7

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Twelve Months Ended
	January 1, 2016	January 30, 2015	January 1, 2016	January 30, 2015
Repurchases of stock and stock received for tax withholdings	(4)	(2)	(120)	(215)
Dividend payments	(46)	(23)	(117)	(95)
Other	2	1	5	2
Total cash flows used in financing activities of continuing operations	(67)	(96)	(296)	(478)
Increase (decrease) in cash and cash equivalents from continuing operations	21	3	178	(31)
Cash flows from discontinued operations:
Cash provided by operating activities of discontinued operations	—	20	13	15
Cash provided by investing activities of discontinued operations	—	2	6	29
Increase in cash and cash equivalents from discontinued operations	—	22	19	44
Total increase in cash and cash equivalents	21	25	197	13
Cash and cash equivalents at beginning of year	635	418	459	430
Cash and cash equivalents at end of year	$656	$443	$656	$443

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Twelve Months Ended
	January 1, 2016	January 30, 2015	Revenue Change
Revenues:
National Security Solutions	$3,467	$3,594	(4)%
Health and Engineering	1,614	1,485	9%
Corporate and Other	5	(16)	NM
Total	$5,086	$5,063	—%

			Operating Margin
Operating income (loss):			CY 2015	FY 2015
National Security Solutions	$279	$286	8.0%	8.0%
Health and Engineering	45	(472)	2.8%	(31.8)%
Corporate and Other	(26)	(28)	NM	NM
Total	$298	$(214)	5.9%	(4.2)%

NM - Not meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts. Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized, and (2) unexercised priced contract options.
The estimated value of backlog as of the dates presented was as follows:

	January 1, 2016	January 30, 2015
National Security Solutions:
Funded backlog	$1,472	$1,596
Negotiated unfunded backlog	6,554	4,491
Total National Security Solutions backlog	$8,026	$6,087
Health and Engineering:
Funded backlog	$1,049	$1,061
Negotiated unfunded backlog	820	645
Total Health and Engineering backlog	$1,869	$1,706
Total:
Funded backlog	$2,521	$2,657
Negotiated unfunded backlog	7,374	5,136
Total backlog	$9,895	$7,793

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
The Company refers to non-GAAP diluted EPS from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the United States of America ("GAAP") and should not be considered a substitute for diluted EPS from continuing operations as determined in accordance with GAAP. Non-GAAP diluted EPS from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted EPS is not meant to be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Company's consolidated financial statements prepared in accordance with GAAP. The Company's computation of non-GAAP diluted EPS from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, uses income (loss) from continuing operations, adjusted to exclude the impact of discrete events such as separation transaction expenses, restructuring expenses, business acquisition and integration costs, gains and losses on disposal of assets and businesses and impairments.
Non-GAAP diluted EPS from continuing operations is computed by excluding the following discrete items from diluted EPS from continuing operations:

•	Asset impairment charges–This adjustment represents impairments of goodwill and long-lived intangible and tangible assets.

•
Restructuring expenses–This adjustment represents costs for lease termination and facility consolidation including costs associated with the Company's September 2013 spin-off of its former technical services and enterprise IT business.

•	Gain on a real estate sale–This adjustment represents the gain on the sale of the remaining building and land associated with the Company's former headquarters.
The non-GAAP diluted earnings per share from continuing operations as of the dates presented were as follows:

	Three Months Ended		Twelve Months Ended
	January 1, 2016	January 30, 2015	January 1, 2016	January 30, 2015
GAAP income (loss) from continuing operations	$127	$26	$236	$(330)
Asset impairment charges	—	40	73	567
Restructuring expenses	3	2	6	3
Gain on a real estate sale	(82)	—	(82)	—
Total non-GAAP adjustments	(79)	42	(3)	570
Tax benefit (expense) for non-GAAP adjustments*	10	(16)	(19)	(48)
Non-GAAP income from continuing operations	$58	$52	$214	$192
GAAP diluted earnings (loss) per share from continuing operations	$1.72	$0.35	$3.19	$(4.46)
Total adjustments from non-GAAP income from continuing operations, above	(0.94)	0.34	(0.30)	7.02
Non-GAAP diluted EPS from continuing operations	$0.78	$0.69	$2.89	$2.56
Diluted shares (for computing Non-GAAP diluted EPS)	74	75	74	75

* Calculation uses an estimated effective tax rate on non-GAAP tax deductible adjustments.